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                                                                                                            OMB APPROVAL
FORM 3                                                                                              -----------------------------
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION           OMB Number:         3235-0104
                                                      WASHINGTON, D.C. 20549                        Expires:   September 30, 1998
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       Estimated average burden
                                                                                                    hours per response....... 0.5
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            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*  |   2. Date of Event Re-    | 4. Issuer Name AND Ticker or Trading Symbol
                                          |      quiring  Statement   |    KEEBLER FOODS COMPANY (KBL)
                                          |      (Month/Day/Year)     |
Marin         Lori          P.            |                           |-------------------------------------------------------------
                                          |       4/16/98             |                                |
                                          |                           | 5. Relationship of Reporting   |6. If Amendment, Date of
----------------------------------------------------------------------|    Person(s) to Issuer         |   Original (Month/Day Year)
    (Last)    (First)       (Middle)      |   3. IRS or Social Se-    |      (Check all applicable)    |             N/A
                                          |      curity Number of     | ____Director  ___10% Owner     |
                                          |      Reporting Person     |  X  Officer      Other (specify|
                                          |      (Voluntary)          | ---    (give  ---        below)|
                                          |                           |          title below)          |----------------------------
                                          |                           |                                |7. Individual or Joint/Group
                                          |                           |                                |   Filing (Check Applicable
    677 Larch Avenue                      |                           |            Treasurer           |   Line)
------------------------------------------|                           |         -------------------    | X    Form filed by One
            (Street)                      |                           |                                |---   Reporting Person
                                          |                           |                                |      Form filed by More
                                          |                           |                                |---   than One Reporting
Elmhurst         IL          60126-1581   |                           |                                |      Person
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    (City)        (State)    (Zip)        |             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                          |
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1. Title of Security                          | 2. Amount of Securities  | 3. Ownership        |  4. Nature of Indirect Beneficial
   (Instr. 4)                                 |    Beneficially Owned    |    Form: Direct     |     Ownership
                                              |    (Instr. 4)            |    (D) or Indirect  |     (Instr. 5)
                                              |                          |    (I)  (Instr. 5)  |
                                              |                          |                     |
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Common Stock                                  |   900                    |          D          |
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Common Stock                                  |   100                    |          I          |  By son*
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person,             *ACCOUNT HELD AS:  LORI MARIN, CUSTODIAN FOR LOGAN MAX MARIN
see Instruction 5(b)(v).
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                            Page 2
displays a currently valid OMB Number.                                                                               SEC 1473 (7-97)
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FORM 3 (CONTINUED)    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                  SECURITIES)
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1. Title of Derivative Security  |  2. Date Exer-        |3. Title and Amount of Securities Underlying  |  4. Conversion or
   (Instr. 4)                    |     cisable and       |   Derivative Security                        |     Exercise Price of
                                 |     Expiration        |   (Instr. 4)                                 |     Derivative
                                 |     Date              |                                              |     Security
                                 |     (Month/Day/Year)  |                                              |
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                                 |            |          |                        |    Amount           |
                                 |            |          |                        |    or               |
                                 |    Date    |  Expira- |        Title           |    Number           |
                                 |    Exer-   |  tion    |                        |    of               |
                                 |    cisable |  Date    |                        |    Shares           |
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Option (to Buy)                  |  1         |  12/06   |  Common Stock          |    24,936           |       $ 3.23
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Option (to Buy)                  |  2         |  02/08   |  Common Stock          |    21,645           |       $24.00
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1. Title of Derivative Security  | 5. Ownership        | 6. Nature of Indirect    |
   (Instr. 4)                    |    Form of          |    Beneficial Ownership  |
                                 |    Derivative       |    (Instr. 5)            |
                                 |    Security:        |                          |
                                 |    Direct  (D)      |                          |
                                 |    or               |                          |
                                 |    Indirect         |                          |
                                 |    (I)              |                          |
                                 |    Instr. (5)       |                          |
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Option (to Buy)                  |         D           |                          |
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Option (to Buy)                  |         D           |                          |
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Explanation of Responses:

(1)  17,455 options immediately exercisable; remainder vest over three-year period ending 02/01
(2)  All options become exercisable on 02/03/03 unless exercisable sooner based on target value of Company's stock

                                                                                          /s/ Lori P. Marin              4/20/98
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**   Intentional misstatements or omissions of facts constitute                     **Signature of Reporting Person    Date
     Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                Page 2
valid OMB Number.                                                                                                    SEC 1473 (7-96)
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